Exhibit 99.1

PRESS RELEASE

SUNSHINE ANNOUNCES APPOINTMENT OF NEW DIRECTOR

TALLAHASSEE, FL – Feb. 8, 2016 – Sunshine Financial, Inc. (OTCBB: SSNF), the holding company for Sunshine Savings Bank (the "Bank"), announced today that it has entered into an agreement with The Stilwell Group, and certain affiliates, and Corissa J. Briglia, pursuant to which Sunshine Financial, Inc. (the "Company") appointed Ms. Briglia as a director of the Company.  The appointment of Ms. Briglia increases the number of directors on the board of the Company to nine.  She has been appointed to the class of directors with terms expiring at the Company's 2018 annual meeting of stockholders.  The parties have also agreed to appoint Ms. Briglia to the Bank's Board of Directors promptly following completion of the Bank's conversion to a Florida state-chartered bank, subject to the requisite approval or non-objection of all necessary regulatory agencies.

Ms. Briglia evaluates and monitors investments at The Stilwell Group, primarily in community banks.  She graduated from the University of Pennsylvania with degrees in Psychology and Economics. Ms. Briglia is a CFA charterholder.

Ben Betts, Chairman of the Board of the Company, stated: "We welcome Ms. Briglia to the Board of Directors and look forward to working with her to build shareholder value."

Regarding her appointment, Ms. Briglia said, "I am pleased to join the Sunshine Financial board.  I am looking forward to the opportunity to work with fellow board members and management to help the Company realize its business potential."

In connection with Ms. Briglia's appointment, the parties entered into an agreement pursuant to which The Stilwell Group and Ms. Briglia will not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company's Board of Directors, initiate or solicit shareholder proposals or seek to place any additional representatives on the Company's Board of Directors other than Ms. Briglia (or any replacement director), oppose any proposal or director nomination submitted by the Board of Directors to the Company's stockholders, vote for any nominee to the Company's Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the agreement will prevent Ms. Briglia from expressing her views in accordance with her duties as a director as set forth in the agreement), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company.  The agreement continues through the date of the Company's 2018 annual meeting of stockholders.  The agreement is subject to early termination by The Stilwell Group at any time after December 31, 2016, provided that Ms. Briglia resigns her positions with the Company and the Bank.

About Sunshine Financial, Inc.

Sunshine Financial, Inc. is the holding company of Sunshine Savings Bank, a community savings bank with six branch locations in Tallahassee, Florida, and is on the web at www.sunshinesavingsbank.com under "About Us - Investor Relations."

This press release contains certain forward looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Sunshine Financial, Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

CONTACTS:	For Sunshine Financial, Inc. Scott A. Swain, Senior Vice President and CFO (850) 219-7350
For The Stilwell Group Megan Parisi, Co-Managing Member (212) 269-1551